EXHIBIT 15
October 31, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 31, 2005 on our review of interim financial information of Baxter International Inc. (the “Company”) as of September 30, 2005 and for the three- and nine-month periods ended September 30, 2005 and 2004 included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-8813, 33-15523, 33-15787, 33-28428, 33-33750, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421 and 333-105032), on Form S-3 (Nos. 33-5044, 33-23450, 333-54014, 333-101122, 333-101779, 333-106041 and 333-123811) and on Form S-4 (Nos. 33-808, 33-15357, 33-53937, and 333-36670).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois